EXHIBIT E

FORMS OF LETTERS FROM THE FUND TO SHAREHOLDERS IN CONNECTION WITH ACCEPTANCE OF OFFERS OF TENDER

[______ __, 20__]

Dear Shareholder:

Hamilton Lane Private Secondary Fund (the “Fund”) has received and accepted for purchase your tender of all or some of your shares of beneficial interest in the Fund (your “Shares”).

Because you have tendered and the Fund has purchased all or some of your Shares, you are entitled to receive the repurchase price, less any applicable early repurchase fee, within 5 business days of the date of determination of the Fund’s net asset value as of March 31, 2026, or at a later date determined by the Fund if the tender offer is extended, provided that, if you tendered only a portion of your Shares, and the remaining portion of your Shares would be less than the required minimum account balance of $10,000, the Fund reserves the right to reduce the amount to be repurchased from a Shareholder so that the required capital balance is maintained in accordance with the terms of the tender offer. Such minimum ownership requirement may be waived by the Board of Trustees, in its sole discretion.

If you are tendering only a portion of your account, you remain a Shareholder of the Fund with respect to the portion of the Shares that you did not tender.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (888) 882-8212.

Sincerely,

Hamilton Lane Private Secondary Fund

[______ __, 20__]

Dear Shareholder:

Enclosed is a statement showing the breakdown of your capital withdrawal resulting from our purchase of your shares in Hamilton Lane Private Secondary Fund (the “Fund”).

Because you have tendered and the Fund has purchased all or some of your shares in the Fund, you are entitled to the repurchase price, less any applicable early repurchase fee, within 5 business days of the date of determination of the Fund’s net asset value as of March 31, 2026, or at a later date determined by the Fund if the tender offer is extended. A cash payment in this amount has been wire transferred to the account designated by you in your Letter of Transmittal.

Should you have any questions, please feel free to contact the Tender Offer Administrator at UMB Fund Services, Inc. at (888) 882-8212.

Sincerely,

Hamilton Lane Private Secondary Fund

Enclosure

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